Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-85953 (on Form S-8), No. 333-24815 (on Form S-8), No. 333-24817 (on Form S-8), No. 333-49981 (on Form S-8), No. 333-103509 (on Form S-8), No. 333-103511 (on Form S-8), No. 333-121429 (on Form S-4), No. 333-123471 (on Form S-4), and No. 333-126714 (on Form S-8), as amended, of Cincinnati Financial Corporation of our report dated February 23, 2007, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries and management’s report of the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, on January 1, 2006, and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Benefit Plans, on December 31, 2006) appearing in this Annual Report on Form 10-K of Cincinnati Financial Corporation for the year ended December 31, 2006.

/S/ Deloitte & Touche LLP Deloitte & Touche LLP
Cincinnati, Ohio
February 28, 2007
2006 10-K Page 119